UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

THE GEO GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	1-14260	65-0043078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8- Other Events

Item 8.01 Other Events.

On the morning of September 19, 2013, The GEO Group, Inc. (“GEO”) announced its plans for the commencement of an offering of $250,000,000 aggregate principal amount of senior notes due 2022 (the “Notes”) in a private offering, subject to market and other customary conditions. Also on the morning of September 19, 2013, GEO issued a press release announcing the commencement of a tender offer and consent solicitation for any and all of its 7  3⁄4% senior notes due 2017. On the afternoon of September 19, 2013, GEO announced the pricing of its offering of Notes. The Notes will be issued at a coupon rate and yield to maturity of 5 7/8%. GEO expects to issue the Notes on October 3, 2013.

GEO expects to receive net proceeds from this offering of approximately $244.4 million after deducting the initial purchasers’ discount and GEO’s estimated expenses. GEO intends to use the net proceeds from the offering, together with cash on hand, to fund the repurchase, redemption or other discharge of its 7  3⁄4% senior notes due 2017 pursuant to its concurrent tender offer, pay related fees, costs and expenses, and for general corporate purposes.

A copy of the press release announcing GEO’s intention to offer the Notes is attached as Exhibit 99.1 hereto. A copy of the press release announcing commencement of the tender offer and consent solicitation for GEO’s outstanding 7  3⁄4% senior notes due 2017 is attached as Exhibit 99.2 hereto. A copy of the press release announcing the pricing of the offering is attached as Exhibit 99.3 hereto.

Section 9- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release announcing the offering of the Notes, dated September 19, 2013.

99.2	Press Release announcing the commencement of the tender offer and consent solicitation, dated September 19, 2013.

99.3	Press Release announcing the pricing of the offering of the Notes, dated September 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

September 25, 2013	By:	/s/ Brian R. Evans
Date		Brian R. Evans
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release announcing the offering of the Notes, dated September 19, 2013.

99.2	Press Release announcing the commencement of the tender offer and consent solicitation, dated September 19, 2013.

99.3	Press Release announcing the pricing of the offering of the Notes, dated September 19, 2013.

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